Filed Pursuant to Rule 433

Registration No. 333-178202

Market-Linked Investments Monthly Guidebook April 2013

  Investment products provided:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

MERRILL LYNCH MARKET-LINKED INVESTMENTS

Market-Linked Investments are unsecured debt obligations of an issuing company that are different from conventional bonds. The return and value of Market-Linked Investments are based on the performance of one or more underlying market measures. These market measures may include equities or equity indices, commodities or commodity indices, currencies and interest rates. Market-Linked Investments are designed to meet specific investment objectives.

This Market-Linked Investments Monthly Guidebook describes certain preliminary terms of the Market-Linked Investments offered during the month. It is not a preliminary prospectus and does not contain all of the material terms of, or risks related to, the Market-Linked Investments offered. You should read the preliminary term sheet for the specific Market-Linked Investment and the accompanying product supplement, prospectus supplement and prospectus (collectively referred to as the “preliminary offering documents”) before investing. Capitalized terms have the meanings set forth in the relevant preliminary offering documents.

The following pages contain hyperlinks to the preliminary offering documents for Market-Linked Investments that we are offering this month. You may also find copies of all the preliminary offering documents for this month’s Market-Linked Investment offerings at: http://wealthmanagement.ml.com/publish/mkt/prospectus/prospectus.htm

FACTORS TO CONSIDER WHEN PURCHASING MARKET-LINKED INVESTMENTS

Market-Linked Investments (“MLIs”) may not be suitable for all investors. MLIs differ in terms of complexity and have different payout characteristics, risks and rewards. You should understand the characteristics, risks and rewards of each MLI as well as those of the linked market measure (i.e. equity, commodity, currency, interest rates) before making a decision to invest. Prior to investing, you should carefully read the related preliminary offering documents, which contain a detailed explanation of the terms of the specific offering as well as the risks, tax treatment and other relevant information about the investment and the applicable issuer. Additionally, you should consult your investment, accounting, legal and tax advisors before investing.

Risk considerations

—	Depending on the terms of the MLI and the performance of the linked market measure, you can lose some or all of your principal investment.

—	Unlike conventional fixed or floating rate bonds, MLIs generally do not provide interest or coupon payments. Some MLIs may also cap or limit the upside participation in the linked market measure.

—	Your return on the MLI may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity. Also, your return, if any, may be less than a comparable investment directly in the linked market measure.

—	Any payments due on MLIs, including Market Downside Protected MLIs, are subject to the credit risk of the applicable issuer. If the issuer goes bankrupt or is unable to make payments on its obligations, you could lose all of your investment. You should not invest in the MLI if you are not willing to assume the credit risk of the applicable issuer.

—	The price at which you may be able to sell your MLI prior to maturity in the secondary market may be lower than the price you paid for it, due to a number of factors, including changes in the linked market measure’s performance, the creditworthiness of the issuer and the initial costs of developing, hedging and distributing the MLIs.

—	You may not be able to sell your MLIs in the secondary market, and the issuer or Merrill Lynch is not obligated to purchase them from you.

—	The issuers, the selling agents, and their respective affiliates, may engage in business, hedging, and trading activities in the notes and the linked market measure, which may affect the market value and return of the notes and may create conflicts of interest with you. Additionally, there may be potential conflicts of interest involving the calculation agent for the notes.

—	The U.S. federal income tax treatment for Market-Linked Investments will depend upon a variety of factors, including the structure of the specific investment and can be uncertain. You should consult your tax advisor before investing in the notes.

ACCELERATED RETURN NOTES® (ARNs®)

Accelerated Return Notes® Linked to the MSCI EAFE Index
Issuer	Swedish Export Credit Corporation (“SEK”)
Original Offering Price	$10.00 per unit
Term	Approximately 14 months
Market Measure	MSCI EAFE Index (Bloomberg symbol: “MXEA”)
Payout Profile at Maturity	• 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value • 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk
Cap	[$11.30 - $11.70], a [13% - 17%] return over the Original Offering Price, to be determined on the pricing date
Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/352960/000119312513131710/d510966dfwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of SEK. If SEK becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Your investment return, if any, is limited to the return represented by the Cap and may be less than a comparable investment directly in the stocks included in the Market Measure.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes.
•	You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

ACCELERATED RETURN NOTES® (ARNs®)

Accelerated Return Notes® Linked to the MSCI Emerging Markets Index
Issuer	Swedish Export Credit Corporation (“SEK”)
Original Offering Price	$10.00 per unit
Term	Approximately 14 months
Market Measure	MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”)
Payout Profile at Maturity	• 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value • 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk
Cap	[$11.00 - $11.40], a [10% - 14%] return over the Original Offering Price, to be determined on the pricing date
Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/352960/000119312513131691/d510978dfwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of SEK. If SEK becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Your investment return, if any, is limited to the return represented by the Cap and may be less than a comparable investment directly in the stocks included in the Market Measure.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes.
•	You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.
•	An investment in the notes will involve risks associated with investments that are linked to the equity securities of issuers from emerging markets.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.